TERM LOAN

AGREEMENT

dated as of June 7, 2004

among

LUBY'S, INC.

The Lenders From Time to Time Party Hereto

and

GUGGENHEIM CORPORATE FUNDING, LLC

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I Definitions 1

Section 1.01. Defined Terms 1

Section 1.02. [Reserved] 16

Section 1.03. Terms Generally 16

Section 1.04. Accounting Terms; GAAP 16

ARTICLE II The Term Loans 17

Section 2.01. Term Commitments 17

Section 2.02. Term Loans and Loan Borrowing 17

Section 2.03. [Reserved] 17

Section 2.04. [Reserved] 17

Section 2.05. Funding of Term Loan Borrowing 17

Section 2.06. [Reserved] 18

Section 2.07. Repayment of Term Loans 18

Section 2.08. Evidence of Debt 18

Section 2.09. Prepayment of Term Loans 18

Section 2.10. Fees 19

Section 2.11. Interest 19

Section 2.12. [Reserved] 19

Section 2.13. Increased Costs 20

Section 2.14. Break Funding Payments 20

Section 2.15. Taxes 21

Section 2.16. Payments Generally; Pro rata Treatment; Sharing of Set-offs 22

Section 2.17. Mitigation Obligations; Replacement of Lenders 23

Section 2.18. [Reserved] 24

Section 2.19. [Reserved] 24

ARTICLE III Representations and Warranties 24

Section 3.01. Organization; Powers 24

Section 3.02. Authorization; Enforceability 24

Section 3.03. Governmental Approvals; No Conflicts 24

Section 3.04. Financial Condition 25

Section 3.05. Properties 25

Section 3.06. Litigation and Environmental Matters 25

Section 3.07. Compliance with Laws and Agreements 26

Section 3.08. Investment and Holding Company Status 26

Section 3.09. Taxes 26

Section 3.10. ERISA 26

Section 3.11. Disclosure 26

Section 3.12. Subsidiaries 27

Section 3.13. Insurance 27

Section 3.14. Labor Matters 27

Section 3.15. Solvency 27

Section 3.16. Material Property Subject to Security Documents 27

ARTICLE IV Conditions 28

Section 4.01. Effective Date 28

Section 4.02. [Reserved] 30

ARTICLE V Affirmative Covenants 30

Section 5.01. Financial Statements and Other Information 30

Section 5.02. Notices of Material Events 32

Section 5.03. Information Regarding Borrower 32

Section 5.04. Existence; Conduct of Business 33

Section 5.05. Payment of Obligations 33

Section 5.06. Maintenance of Properties 33

Section 5.07. Insurance; Keyman Life Insurance Policies 34

Section 5.08. Casualty and Condemnation 34

Section 5.09. Books and Records; Inspection and Audit Rights 34

Section 5.10. Compliance with Laws 35

Section 5.11. Use of Proceeds 35

Section 5.12. Further Assurances 35

Section 5.13. Financial Covenants 35

Section 5.14. [Reserved] 36

Section 5.15. Landlord and Mortgagee Agreements 36

ARTICLE VI Negative Covenants 36

Section 6.01. Indebtedness; Certain Equity Securities 37

Section 6.02. Liens 37

Section 6.03. Fundamental Changes 38

Section 6.04. Investments, Loans, Advances and Guarantees 38

Section 6.05. Asset Sales 39

Section 6.06. Sale and Leaseback Transactions 40

Section 6.07. Swap Agreements 40

Section 6.08. Restricted Payments 40

Section 6.09. Transactions with Affiliates 40

Section 6.10. Restrictive Agreements 40

Section 6.11. Amendment of Material Documents 41

Section 6.12. Additional Subsidiaries 41

Section 6.13. Capital Expenditures 41

Section 6.14. Lease Expense 41

Section 6.15. Scheduled Properties 41

Section 6.16. Acquisitions 42

ARTICLE VII Events of Default 43

ARTICLE VIII The Administrative Agent 46

ARTICLE IX Miscellaneous 48

Section 9.01. Notices 48

Section 9.02. Waivers; Amendments 48

Section 9.03. Expenses; Indemnity; Damage Waiver 49

Section 9.04. Successors and Assigns 51

Section 9.05. Survival 53

Section 9.06. Counterparts; Integration; Effectiveness 53

Section 9.07. Severability 54

Section 9.08. Right of Setoff 54

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process 54

Section 9.10. WAIVER OF JURY TRIAL 55

Section 9.11. Headings 55

Section 9.12. Interest Rate Limitation 55

Section 9.13. USA Patriot Act 56

Section 9.14. Confidentiality 56

Schedules

Schedule 1.01A - Competitors

Schedule 1.01B - Excluded Property

Schedule 1.01C - No-Lien Leaseholds

Schedule 2.01 - Term Commitments

Schedule 2.09 - Scheduled Properties

Schedule 3.12 - Subsidiaries

Schedule 6.01 - Refinanced Indebtedness

Schedule 6.02 - Existing Liens

Schedule 6.05 - Appraised Values

Schedule 6.09 - Affiliate Transactions

Exhibits

Exhibit A - Assignment and Assumption

Exhibit B - Compliance Certificate

Exhibit C - Term Note

Exhibit D - Notice of Borrowing

Exhibit E - Real Estate Report

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this "Agreement") dated as of June 7, 2004 (the "Effective Date"), among LUBY'S, INC., a Delaware corporation, the LENDERS party hereto, and GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent for the Lenders.

  Definitions

  The parties hereto agree as follows:

    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

    "Accounts" shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of Texas in force on the Effective Date.

    "Additional Collateral Event" shall have the meaning ascribed to such term in Section 5.03(b) hereof.

    "Additional Collateral" shall have the meaning ascribed to such term in Section 5.03(b) hereof.

    "Adjusted LIBO Rate" means, with respect to any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

    "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

    "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

    "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

    "Applicable Rate" means, for any day with respect to any Term Loan, the applicable rate per annum set forth below under the caption "Eurodollar Spread" determined based upon the percentage obtained by dividing the outstanding principal amount of the Term Loans as of the date of determination by $27,900,000 (the "Loan Outstanding Percentage"):

Loan Outstanding Percentage	Eurodollar Spread

Category 1: greater than or equal to 75%	7.50%
Category 2: greater than or equal to 50% but less than 75%	7.00%
Category 3: greater than or equal to 25% but less than 50%	6.50%
Category 4: less than 25%	6.00%

    For purposes of the foregoing, (i) the Loan Outstanding Percentage shall be determined as of the end of each Interest Period and (ii) each change in the Applicable Rate resulting from a change in the Loan Outstanding Percentage shall be effective during the period commencing on and including the date of the Interest Period commencing immediately after such Interest Period.

    "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

    "Board" means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

    "Borrower" means Luby's, Inc., a Delaware corporation.

    "Business Day" means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed and (b) any day on which banks are not open for dealings in dollar deposits in the London interbank market.

    "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed, damaged or condemned, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person or the receipt of any proceeds resulting from such condemnation, as applicable. If the Borrower acquires (or causes a Subsidiary of Borrower to acquire) a replacement corporate headquarters within six (6) months of the date of a sale of the Corporate Headquarters to an unaffiliated third party (whether before or after such sale), then an amount equal to the lesser of (i) the acquisition costs paid for such replacement corporate headquarters or (ii) the proceeds realized from the sale of the Corporate Headquarters, shall be excluded in calculating Capital Expenditures for any period that includes the date of such acquisition.

    "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

    "Ceiling Rate" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Term Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the "weekly ceiling" (as defined in the Texas Finance Code) for that day. Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

    "Change in Control" means (a) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Equity Interests then outstanding of the Borrower normally entitled to vote in elections of directors or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated by the board of directors of the Borrower nor (2) appointed by directors so nominated.

    "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

    "Collateral Agency Agreement" means that certain Collateral Agency Agreement dated concurrently herewith executed by and among Borrower, JPMorgan Chase as First Lien Agent and Collateral Agent and Guggenheim, as Second Lien Agent, as it may be amended, modified, restated, supplemented and in effect from time to time.

    "Collateral Agent" means JPMorgan Chase in its capacity as collateral agent for the First Lien Lenders and the Lenders

    "Competitors" means the competitors of the Borrower listed on Schedule 1.01A hereto.

    "Contribution Agreement" means that certain Contribution Agreement dated concurrently herewith by and among Borrower and the current Subsidiaries of Borrower, as the same may be amended, modified, supplemented and restated--and joined in pursuant to a joinder agreement--from time to time.

    "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

    "Convertible Subordinated Debt Facility" means the Subordinated Debt evidenced by those two certain Amended and Restated Convertible Subordinated Promissory Notes, each dated June 4, 2004 and in the aggregate original principal amount of $10,000,000, executed by the Borrower payable to the order of Harris J. Pappas and Christopher J. Pappas, respectively, and all renewals, extensions, modifications and replacements thereof and substitutions therefor.

    "Corporate Headquarters" means the property owned by a Subsidiary of the Borrower located at 2211 Loop 410 Northeast, San Antonio, TX 78217.

    "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

    "dollars" or "$" refers to lawful money of the United States of America.

    "EBITDA" means, without duplication, for any period, the consolidated income (loss) from operations of the Borrower, consistent with the Borrower's Forms 10-K and 10-Q, before depreciation, amortization, other non-cash expenses, interest expense, taxes, non-cash income and extraordinary gains or losses and other non-recurring items of income or expense as approved by the Required Lenders; provided that, if the Borrower or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.16 hereof and satisfies the provisions of Section 6.16(h) hereof, EBITDA shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.

    "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

    "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

    "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any other Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

    "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

    "Event of Default" has the meaning assigned to such term in Article VII.

    "Excluded Property" means the real Property described on Schedule 1.01B hereto; provided, however, that to the extent that any of the real property described on Schedule 1.01B hereto shall not have been sold on or before August 3, 2004, then, unless the Required Lenders shall otherwise agree in writing, such unsold real property shall (a) cease to constitute "Excluded Property" and shall be treated as Additional Collateral acquired on such date and (b) except for Store Number 25 in Corpus Christi, Texas, shall constitute "Scheduled Property" as of such date (and Schedule 2.09 hereto shall automatically be amended to reflect the addition of such real property).

    "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

    "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

    "Fee Letter" means the fee letter dated as of June 7, 2004 between Guggenheim Corporate Funding, LLC and the Borrower.

    "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

    "First Lien Agent" shall have the meaning ascribed to such term in the Intercreditor Agreement.

    "First Lien Lenders" shall have the meaning ascribed to such term in the Intercreditor Agreement.

    "First Lien Loan Documents" means the "Loan Documents" as such term is used in the Revolving Credit Facility.

    "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

    "GAAP" means generally accepted accounting principles in the United States of America.

    "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

    "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

    "Guarantors" means each of the present or future Subsidiaries of Borrower.

    "Guaranty" means that certain Guaranty dated concurrently herewith executed by Guarantors in favor of the Administrative Agent and any and all other guaranties now or hereafter executed in favor of the Administrative Agent relating to the Obligations hereunder and the other Loan Documents, as any of them may from time to time be amended, modified, restated or supplemented.

    "Guggenheim" means Guggenheim Corporate Funding, LLC.

    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

    "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current Accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) contingent obligations in respect of surety bonds in an aggregate amount equal to or less than $2,000,000 shall not constitute "Indebtedness" for purposes of this Agreement and (ii) contingent obligations in respect of cash secured standby letters of credit shall not constitute "Indebtedness" to the extent such obligations are fully cash-collateralized.

    "Indemnified Taxes" means Taxes other than Excluded Taxes.

    "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Borrower and JP Morgan Chase Bank, as first lien agent.

    "Interest Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) EBITDA for the four fiscal quarters ending on such date to (b) Interest Expense for such four fiscal quarter period, determined in each case on a consolidated basis for Borrower and its Subsidiaries. Prior to June 7, 2005, Interest Expense for purposes of this definition shall be calculated on annualized basis using information available from and after the Effective Date.

    "Interest Expense" means, for any period, interest expense of the Borrower and its Subsidiaries, on a consolidated basis, during such period, determined in accordance with GAAP, minus, to the extent included in the foregoing, (a) any amounts representing amortization of the intrinsic net value of the conversion feature of the Convertible Subordinated Debt Facility, and (b) the unamortized portion of the intrinsic net value of the conversion feature of the Original Convertible Subordinated Debt Facility; provided, that if the Borrower or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.16 hereof and satisfies the provisions of Section 6.16(h) hereof, Interest Expense shall be adjusted to give pro forma effect to such acquisition and any Indebtedness incurred in connection therewith assuming that such transaction had occurred on the first day of such period.

    "Interest Payment Date" means the last day of each March, June, September and December.

    "Interest Period" means with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

    "Inventory" shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of Texas in force on the Effective Date.

    "Keyman Life Insurance Policy" shall have the meaning ascribed to such term in Section 5.07(b) hereof.

    "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

    "LIBO Rate" means, with respect to any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

    "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

    "Loan Documents" means, collectively, this Agreement, the Term Notes, the Guaranty, the Collateral Agency Agreement, the Intercreditor Agreement, the Security Documents, the Notice of Entire Agreement, the Contribution Agreement, the Subordination Agreements, the Fee Letter, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

    "Loan Parties" means the Borrower and each of its Subsidiaries and shall also include each Guarantor.

    "Local Account" means an account into which cash from restaurants of the Borrower and its Subsidiaries is initially deposited, and "Local Accounts" shall mean all such accounts collectively.

    "Management Employment Contracts" means employment contracts entered into by and between Borrower and Christopher J. Pappas and Harris J. Pappas, respectively, as the same may be amended, modified, restated, supplemented and in effect from time to time.

    "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

    "Material Indebtedness" means (a) Indebtedness (other than the Term Loan), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and any other Loan Party in an aggregate principal amount exceeding $2,000,000 and (b) Indebtedness under the Revolving Credit Facility. For purposes of determining Material Indebtedness, the "principal amount" of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

    "Moody's" means Moody's Investors Service, Inc.

    "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent and the Lenders

    "Mortgaged Property" means, initially, each parcel of real property (other than the Excluded Property and No-Lien Leaseholds) and the improvements thereto owned by Borrower and its Subsidiaries, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

    "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower or any of its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the Term Loans) secured by such asset or otherwise subject to mandatory prepayment (other than the Term Loans) as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

    "Net Total Leverage Ratio" means, as of any day, the ratio of (a) Indebtedness as of such date minus Indebtedness evidenced by the Convertible Subordinated Debt Facility minus Unrestricted Cash to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

    "No-Lien Leaseholds" means (i) the leasehold estate and interest in respect of any real property located within a mall and (ii) the leasehold estates and interests in respect of the sites described on Schedule 1.01C hereto.

    "Notice of Borrowing" means a notice given by the Borrower to the Administrative Agent not later than one day prior to the Effective Date and substantially in the form of Exhibit D.

    "Notice of Entire Agreement" means a notice of entire agreement executed by Borrower each other Loan Party and the Administrative Agent, as the same may from time to time be amended, modified, supplemented or restated.

    "Obligations" means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) all other liabilities, obligations and indebtedness under any Loan Document of the Borrower or any other Loan Party, including, but not limited to, amounts accruing prior to or subsequent to the filing of any bankruptcy receivership, insolvency or like petition, whether or not allowed in connection with such bankruptcy, receivership, insolvency or like proceeding.

    "Original Convertible Subordinated Debt Facility" means $10,000,000 of convertible subordinated debt issued by the Borrower to Christopher J. Pappas and Harris J. Pappas in June, 2001, which subordinated debt is being refinanced on the date hereof by the Convertible Subordinated Debt Facility.

    "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

    "Participant" has the meaning set forth in Section 9.04.

    "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

    "Permitted Annual Capital Expenditures" means (i) $11,000,000 at all times that the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 and (ii) $13,750,000 at all times that the Total Leverage Ratio is less than 3.00 to 1.00.

    "Permitted Encumbrances" means:

    (a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

    (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

    (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

    (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

    (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

    (f) rights of set-off of banks or lenders in the ordinary course of banking arrangements; and

    (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or other Loan Party;

    provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

    "Permitted Equity Issuances" means, collectively, (a) the issuance by the Borrower of Equity Interests in the Borrower to employees of the Borrower or any of its Subsidiaries pursuant to any employee stock option plan, (b) the issuance by the Borrower of Equity Interests in the Borrower to any director of the Borrower pursuant to any non-employee stock option plan, (c) the issuance by the Borrower of Equity Interests in the Borrower to Christopher J. Pappas and Harris J. Pappas pursuant to those two certain stock option agreements, each dated as of March 9, 2001, executed by the Borrower in favor of Christopher J. Pappas and Harris J. Pappas, respectively, and (d) the conversion of the Convertible Subordinated Debt Facility to Equity Interests in the Borrower.

    "Permitted Investments" means:

    (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

    (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

    (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

    (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

    (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

    "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

    "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or other Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

    "Prime Rate" means, on any day, the prime rate of JPMorgan Chase Bank in effect for that day at the principal offices of JPMorgan Chase Bank in Houston, Texas. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. Administrative Agent, any Lender or JPMorgan Chase Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

    "Real Estate Report" means a report prepared by the Borrower detailing each of the Scheduled Properties and in the form of Exhibit E hereto.

    "Refinanced Indebtedness" means all indebtedness of the Borrower pursuant to that certain Credit Agreement dated as of February 27, 1996 among the Borrower, the lenders party thereto and Bank of America, National Association, as administrative agent.

    "Register" has the meaning set forth in Section 9.04.

    "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

    "Required Lenders" means, at any time, Lenders having Term Loans representing at least 50.1% of the sum of the total outstanding Term Loans at such time.

    "Restricted Payment" means (i) any payment or prepayment of any Subordinated Debt and (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or other Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or other Loan Party or any option, warrant or other right to acquire any such Equity Interests in the Borrower or other Loan Party. The term "Restricted Payments" as used herein shall include management fees paid to any Person owning any Equity Interests in and to Borrower or any other Loan Party.

    "Revolving Credit Facility" means that certain Revolving Credit Agreement dated as of the date hereof among the Borrower, the Revolving Lenders, and JPMorgan Chase Bank as Agent.

    "Revolving Lenders" has the meaning given to such term in the Revolving Credit Facility.

    "S&P" means Standard & Poor's Ratings Group.

    "Scheduled Properties" means the properties described on Schedule 2.09 hereto, as the same may from time to time be amended pursuant to the provisions of this Agreement and the Collateral Agency Agreement.

    "Security Agreements" means, collectively, (i) the Security Agreements dated as of the Effective Date executed by Borrower and each of its Subsidiaries, respectively, securing, among other obligations, the Obligations and (ii) any and all security agreements hereafter securing all or any part of the Obligations or the obligations under the Revolving Credit Agreement, as any of them may from time to time be amended, modified, restated or supplemented.

    "Security Documents" means, collectively, the Mortgages, the Security Agreements and any and all other agreements, instruments and financing statements now or hereafter executed and delivered as security for, among other obligations, the Obligations or the obligations under the Revolving Credit Agreement, as any of them may from time to time be amended, modified, restated or supplemented.

    "Senior Leverage Ratio" means, as of any day, the ratio of (a) Indebtedness as of such date minus, (i) Indebtedness under the Term Loan and (ii) Subordinated Debt to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

    "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the First Lien Agent is subject for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

    "Subordination Agreements" means (i) the Subordination and Intercreditor Agreement, (ii) any other subordination agreements now or hereafter executed in favor the Administrative Agent with respect to any of the Subordinated Debt, and (iii) all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing

    "Subordination and Intercreditor Agreement" means that certain Subordination and Intercreditor Agreement dated concurrently herewith executed by the holders of the Indebtedness under the Convertible Subordinated Debt Facility in favor of the First Lien Agent and the Administrative Agent.

    "Subordinated Debt" means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as "Subordinated Debt" unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in form and substance satisfactory to the Required Lenders, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination. The term "Subordinated Debt" shall include, but not be limited to, all liabilities and obligations under the Convertible Subordinated Debt Facility.

    "Subordinated Debt Documents" means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

    "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

    "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

    "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

    "Term Loan" has the meaning specified in Section 2.01.

    "Term Loan Borrowing" means Term Loans made on the Effective Date by the Lenders ratably according to their respective Term Loan Commitments.

    "Term Loan Commitment" means, with respect to each Lender, the Commitment of such Lender to make Term Loans to the Borrower in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 (as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement).

    "Term Loan Maturity Date" means June 4, 2007.

    "Term Notes" shall have the meaning assigned to such term in Section 2.02(a) hereof.

    "Total Leverage Ratio" means, as of any day, the ratio of (a) Indebtedness as of such date to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

    "Transactions" means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of letters of credit under the Revolving Credit Facility and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder, including without limitation all applicable Subordinated Debt Documents and all documents and instruments relating to any required equity contribution.

    "Unrestricted Cash" means all cash and Cash Equivalents of the Borrower and the Guarantors that is not subject to a Lien or any restriction on the control, use or disposition thereof.

    "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

    [Reserved].

    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Accounts and contract rights.

    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

  The Term Loans

    Term Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each a "Term Loan") to the Borrower on the Effective Date, in an amount not to exceed such Lender's Term Loan Commitment. Amounts of Term Loans prepaid may not be reborrowed.

    Term Loans and Loan Borrowing. The Term Loan Borrowing shall be made upon receipt of a Notice of Borrowing. The Notice of Borrowing shall specify (A) the Effective Date and (B) the aggregate amount of the Term Loan Borrowing. The Term Loan Borrowing shall be made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make the Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Term Loans as required. The Term Loans made by each Lender shall be evidenced by a single Term Note of the Borrower (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a "Term Note," collectively, the "Term Notes") in substantially the form of Exhibit C hereto, payable to the order of such Lender in a principal amount equal to the applicable Term Loan Commitment of such Lender and otherwise duly completed. Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Term Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Term Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Term Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Term Note or hereunder in respect of such Term Loan.

    [Reserved].

    [Reserved].

    Funding of Term Loan Borrowing.

      Each Lender shall make its Term Loan on the Effective Date by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the Notice of Borrowing.

      Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender's share of the Term Loan Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Lender has not in fact made its share of the Term Loan Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Term Loan included in the Term Loan Borrowing.

    [Reserved].

    Repayment of Term Loans. The Borrower promises to repay the entire unpaid principal amount of the Term Loans on the Term Loan Maturity Date.

    Evidence of Debt.

      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      The entries made in the accounts maintained pursuant to paragraphs (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

    Prepayment of Term Loans.

      The Borrower shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, subject to the requirements of this Section.

      [Reserved].

      Subject to the terms and provisions of the Intercreditor Agreement, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in connection with any sale, transfer or other disposition of any of the Scheduled Properties or the Excluded Properties, (other than Store Number 25 in Corpus Christi, Texas), the Borrower shall, promptly, and in any event within three Business Days after such Net Proceeds are received, prepay the Term Loans in an aggregate amount equal to 100% of such Net Proceeds.

      Any prepayments made by the Borrower of the Term Loans shall be applied pro rata to the Term Loans outstanding at such time.

      The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Term Loans shall be in an amount equal to $100,000, except as necessary to apply fully the required amount of a mandatory prepayment.

    Fees.

      The Borrower agrees to pay to Guggenheim Corporate Funding, LLC, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and Guggenheim Corporate Funding, LLC in the Fee Letter.

      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

    Interest.

      The Term Loans shall bear interest at the lesser of (i) the Adjusted LIBO Rate for the Interest Period then in effect plus the Applicable Rate or (ii) the Ceiling Rate.

      Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) in the case of overdue principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraph of this Section.

      Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date and upon the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

      All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

    [Reserved].

    Increased Costs.

      If any Change in Law shall:

        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

        impose on any Lender or the London interbank market any other condition affecting this Agreement or Term Loans made by such Lender;

      and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

      If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Term Loans made by, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section shall be delivered to the Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

      Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender notifies the Borrower of such Change of Law within 90 days after the adoption, enactment or similar act with respect to such Change of Law, then the 90-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

    Break Funding Payments. In the event of (a) the payment of any principal of any Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but excluding as a result of any prepayment required under 2.09(c)), (b) the failure to prepay any Term Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Term Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

    Taxes.

      Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error.

      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

    Payments Generally; Pro rata Treatment; Sharing of Set-offs.

      The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Houston, Texas time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Harris County, Texas 77002, except payments to be made pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

      If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any other Loan Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Term Loans, unless all of the outstanding principal of and accrued interest on the Term Loans have been paid in full. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrower has not in fact made such payment when due, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

    Mitigation Obligations; Replacement of Lenders.

      If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Term Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

    [Reserved].

    [Reserved].

  Representations and Warranties

  To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants to the Lenders that, on and as of the Effective Date, after giving effect to the making of the Term Loans and other financial accommodations on the Effective Date:

    Organization; Powers. Each of the Borrower and the other applicable Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

    Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other applicable Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party, except Liens created under the Loan Documents.

    Financial Condition. The Borrower has heretofore furnished to the Lenders Borrower's consolidated balance sheet and statements of income, stockholders equity and cash flows (1) as of and for the fiscal year ended August 27, 2003 and (2) as of and for the fiscal quarter and the portion of the fiscal year ended February 11, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) above. Since August 27, 2003, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole. After giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses except as evidenced by the Loan Documents.

    Properties.

      The Borrower and each other Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

      The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

    Litigation and Environmental Matters.

      There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any other Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

      Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability or (v) has failed to properly dispose of all "hazardous" and "toxic" substances. No such substances have been released at any site or facility owned or controlled by the Borrower or any other Loan Party which could result in liability exceeding $1,000,000 in the aggregate.

    Compliance with Laws and Agreements. The Borrower and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

    Investment and Holding Company Status. Neither the Borrower nor any other Loan Party is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    Taxes. The Borrower and each other Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any other Loan Party is subject, the breach or non-compliance of which could reasonably be expected to result in a Material Adverse Effect, and has disclosed to the Lenders all other matters known to any of them, that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, however, that the Borrower makes no representation or warranty as to the accuracy of any projections.

    Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries other than as set forth on Schedule 3.12 hereto. As of the date of this Agreement, the Borrower owns, directly or indirectly, all of the issued and outstanding Equity Interests in and to each Subsidiary listed on Schedule 3.12 hereto and such Equity Interests constitute 100% of the issued and outstanding Equity Interest of each such Subsidiary.

    Insurance. As of the Effective Date, all premiums due in respect of all insurance maintained by the Borrower and each other Loan Party have been paid.

    Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any other Loan Party pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the other Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violation could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any other Loan Party, or for which any claim may be made against the Borrower or any other Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such other Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any other Loan Party is bound.

    Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Term Loan made on the Effective Date and after giving effect to the application of the proceeds of such Term Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

    Material Property Subject to Security Documents. The Collateral constitutes all of the real and material personal property owned by Borrower or any of its Subsidiaries (other than the Excluded Property and No-Lien Leaseholds).

  Conditions

    Effective Date. The obligations of the Lenders to make the Term Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

      The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

      The Administrative Agent (or its counsel) shall have received from Borrower an original of each Term Note signed on behalf of Borrower.

      The Administrative Agent (or its counsel) shall have received from Borrower and from each other party to the Loan Documents (other than the Term Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent and the Lenders (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

      The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Bracewell & Patterson, L.L.P., counsel for the Borrower and the other Loan Parties (ii) Hornberger, Sheehan, Fuller & Beiter, Inc., special counsel for the Borrower and the other Loan Parties and (ii) Peter Tropoli, in-house counsel to the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel and the Lenders, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and its counsel.

      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

      The Administrative Agent shall have received each of the following:

        evidence that all stock certificates representing all the outstanding shares of capital stock of each applicable Subsidiary of Borrower as of the Effective Date that is a corporation having certificated shares and stock powers, endorsed in blank, with respect to such stock certificates have been delivered to the Collateral Agent;

        evidence that all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent or the Lenders to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents have been delivered to the Collateral Agent;

        evidence that, to the extent required by Administrative Agent, agreements whereby (x) each warehouseman, bailee, agent or processor having possession of any Inventory of Borrower or any of its Subsidiaries has subordinated any Lien such warehouseman, bailee, agent or processor may claim therein and agreed to hold all such Inventory for the Administrative Agent's account subject to the Administrative Agent's instruction and (y) each landlord in respect of any space leased by the Borrower or any of its Subsidiaries has subordinated any Lien such landlord may claim in any property of the Borrower or any of its Subsidiaries have been delivered to the Collateral Agent;

        the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; and

        evidence reasonably satisfactory to the Administrative Agent and the Lenders that none of the Mortgaged Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance and, to the extent reasonably required by Administrative Agent with respect to Mortgaged Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and such surveys, abstracts and appraisals as may be required pursuant to such Mortgages or as the Administrative Agent or the Lenders may reasonably request. To the extent the Administrative Agent does not require any of the foregoing items as a condition to the funding of the Term Loans hereunder, the Administrative Agent shall have the right at any time thereafter to (and at the request of the Required Lenders shall) request such items upon forty-five (45) days written notice to the Borrower and the failure to deliver such items within such time period shall constitute an Event of Default hereunder.

      The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

      The Administrative Agent shall have received, and shall be satisfied with the results of, an environmental report prepared by a consultant acceptable to the Administrative Agent and the Lenders with respect to any Environmental Liabilities that may be attributable to such properties or operations as have been specified by the Administrative Agent or any Lender for review.

      The Administrative Agent shall have received evidence satisfactory to the Administrative Agent and the Lenders that the Borrower and each other Loan Party shall have been released from all liabilities and obligations in respect of Refinanced Indebtedness (other than the Obligations and other than liabilities and obligations expressly permitted under Section 6.01 hereof) and that all Liens securing such liabilities and obligations shall have been released.

      The Administrative Agent shall have received the Subordinated Debt Documents relating to the Convertible Subordinated Debt Facility, together with evidence satisfactory to the Administrative Agent and the Lenders that the Convertible Subordinated Debt Facility is subordinated to the Obligations on terms satisfactory to the Lenders, has been fully funded and is in full force and effect and that no default or event of default exists thereunder (both before and after giving effect to the Term Loans).

      The Administrative Agent shall have received true, correct and complete copies of the Management Employment Contracts.

      The Administrative Agent shall have received a true and correct copy of the Revolving Credit Facility and the First Lien Loan Documents certified by an officer of the Borrower as true, correct and complete.

    The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding.

    [Reserved].

  Affirmative Covenants

  As long as any of the Obligations or the Term Loan Commitments remain outstanding, unless the Required Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Administrative Agent that:

    Financial Statements and Other Information. If so requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender:

      within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

      within 45 days after the end of each fiscal quarter (including the last fiscal quarter) of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

      within 30 days after the end of each fiscal month of the Borrower, its consolidated balance sheet and related statements of operations, as at the end of and for such fiscal month and the then elapsed portion of the fiscal year setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; each fiscal month of the Borrower shall be one of 13 4-week periods in a fiscal year;

      concurrently with any delivery of financial statements under clauses (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower, in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.13 and 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

      concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

      within forty-five (45) days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year, setting forth the assumptions used for purposes of preparing such budget and including detailed break-outs for each fiscal month) and, promptly when available, any significant revisions of such budget;

      concurrently with any delivery of financial statements under clauses (a), (b) or (c) above, a management discussion and analysis;

      within ten (10) days after the end of each calendar month, a Real Estate Report, current as at the end of such calendar month and such other information regarding such property as the Administrative Agent or any Lender may from time to time reasonably require;

      promptly following any board meeting or related board committee meeting, copies of all financial materials distributed at such meetings; and

      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

      the occurrence of any Default;

      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

      any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

    Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

    Information Regarding Borrower.

      The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's jurisdiction of organization or corporate name, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

      After the Effective Date, Borrower will notify the Administrative Agent in writing promptly upon Borrower's or any of its Subsidiaries' acquisition or ownership of any estate (fee simple or leasehold) of real property, wherever located, other than the Mortgaged Property or of any personal property not already covered by the Security Documents (such acquisition or ownership being herein called an "Additional Collateral Event" and the Property so acquired or owned being herein called "Additional Collateral"). As soon as practicable and in any event within thirty (30) days after an Additional Collateral Event, Borrower shall (a) execute and deliver or cause to be executed and delivered Security Documents, in form and substance satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or its applicable Subsidiary, covering and affecting and granting a first-priority Lien upon the applicable Additional Collateral, and such other documents (including, without limitation, all items required by Administrative Agent in connection with the Security Documents executed prior to the initial Term Loans being made hereunder, such as surveys, environmental assessments, certificates, legal opinions, all in form and substance satisfactory to Administrative Agent and the Required Lenders) as may be required by Administrative Agent or the Required Lenders in connection with the execution and delivery of such Security Documents; (b) with respect to any Additional Collateral which is real property, to the extent required by Administrative Agent or the Required Lenders, cause a title insurance underwriter satisfactory to Administrative Agent and the Required Lenders to issue to Administrative Agent a mortgage policy of title insurance, in form and substance satisfactory to Administrative Agent and the Required Lenders, insuring the second-priority Lien of the applicable Mortgage in such amount as is satisfactory to Administrative Agent and the Required Lenders, and (c) deliver or cause to be delivered by Subsidiaries of Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agent may reasonably request.

    Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer or disposition permitted under Section 6.05.

    Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

    Maintenance of Properties. The Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

    Insurance; Keyman Life Insurance Policies.

      The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Unless required by applicable laws, neither the Borrower nor any Loan Party shall be required to maintain worker's compensation insurance so long as the Borrower or such Loan Party maintains non-subscriber employer's liability insurance in such amounts (with no greater risk retention) as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent or the Required Lenders, information in reasonable detail as to the insurance so maintained. In addition, upon reasonable request by the Administrative Agent or the Required Lenders (but, so long as no Event of Default has occurred which is continuing, not more frequently than once in any fiscal year), the Borrower will provide to the Administrative Agent a report by an independent insurance consultant reasonably acceptable to the Required Lenders regarding the compliance by the Borrower and the other Loan Parties with the provisions of this Section.

      In the event of the death of either Christopher J. Pappas or Harris J. Pappas, the Borrower shall (i) obtain a life insurance policy (the "Keyman Life Insurance Policy") on the life of the other in the amount of $10,000,000; provided, however, that if the premium for such Keyman Life Insurance Policy is equal to or greater than $$60,000, then the Borrower shall be required to obtain a Keyman Life Insurance Policy in an amount of $5,000,000, (ii) ensure that all premiums and other payments required under the Keyman Life Insurance Policy shall be up to date and fully paid and (iii) ensure that the Keyman Life Insurance Policy is collaterally assigned to the Collateral Agent, for the benefit of the Lenders and the First Lien Lenders. The Borrower shall cause the entire amount of any proceeds of such Keyman Life Insurance Policy to be applied first to the outstanding amount of the obligations under the Revolving Credit Facility (and in connection therewith, the Borrower shall cause the commitments thereunder to be permanently reduced to the extent of such application) and second to prepay the Term Loans outstanding at such time.

    Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Revolving Credit Facility.

    Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

    Compliance with Laws. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

    Use of Proceeds. The proceeds of the Term Loans will be used only for refinancing of Refinanced Indebtedness. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

    Further Assurances.

      The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent or the Required Lenders, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

      Subject to paragraph (c) below, If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any of its Subsidiaries after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Liens of the Security Documents upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause each of its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

      The Borrower agrees to use good faith effort to obtain consents on or before September 30, 2004, from the applicable landlords or lessors under those No-Lien Leaseholds listed on Schedule 1.01B hereto under the heading "Leasehold Sites Requiring Consent to Mortgage" for the execution and delivery of a mortgage covering such No-Lien Leaseholds. Upon the granting of any such consent by an applicable landlord or lessor, the applicable leasehold estate shall cease to constitute a part of the No-Lien Leasehold and shall be treated as Additional Collateral hereunder. In addition, the Borrower agrees to execute and deliver to the Administrative Agent, promptly after request therfor, a Mortgage covering that No-Lien Leasehold listed on Schedule 1.01B hereto under the heading "Missouri Leasehold Site."

    Financial Covenants. The Borrower will have and maintain:

      Senior Leverage Ratio. a Senior Leverage Ratio of not greater than 2.50 to 1.00 at all times;

      Interest Coverage Ratio. an Interest Coverage Ratio of not less than (i) 2.35 to 1.00 as of the end of each fiscal quarter occurring during fiscal year 2004, (ii) 2.50 to 1.00 as of the end of each fiscal quarter occurring during fiscal year 2005, (iii) 2.75 to 1.00 as of the end of each fiscal quarter occurring during fiscal year 2006, and (iv) 3.00 to 1.00 as of the end of each fiscal quarter occurring thereafter.

      Net Total Leverage Ratio. a Net Total Leverage Ratio of not greater than the amount set forth opposite the applicable fiscal quarter as of the end of such fiscal quarter:

FISCAL QUARTER ENDING ON OR ABOUT	NET TOTAL LEVERAGE RATIO
August 25, 2004	3.50 to 1.0
November 17, 2004	3.50 to 1.0
February 9, 2005	3.50 to 1.0
May 4, 2005	3.25 to 1.0
August 24, 2005	3.25 to 1.0
November 16, 2005	3.25 to 1.0
February 8, 2006	3.25 to 1.0
May 3, 2006	3.00 to 1.0
August 23, 2006	3.00 to 1.0
November 15, 2006	3.00 to 1.0
February 7, 2007	3.00 to 1.0
May 2, 2007	3.00 to 1.0

    [Reserved].

    Landlord and Mortgagee Agreements. Borrower shall (and shall cause each of its Subsidiaries to) use reasonable efforts to obtain landlord lien waivers and mortgagee non-disturbance agreements with respect to all leasehold estates (other than mall locations) on or before September 30, 2004. Borrower shall not required to pay any fee or charge of any applicable landlord or mortgagee in an effort to obtain any such waiver or non-disturbance agreement.

  Negative Covenants

  As long as any of the Obligations or the Term Loan Commitments remain outstanding, unless the Required Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Administrative Agent that:

    Indebtedness; Certain Equity Securities.

      The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except:

        Indebtedness created under the Revolving Credit Facility;

        Indebtedness created under the Loan Documents;

        Indebtedness of the Borrower owing to any of its Subsidiaries and Indebtedness of any of the Borrower's Subsidiaries owing to the Borrower or any of its other Subsidiaries;

        Guarantees by the Borrower or any of Borrower's Subsidiaries of Indebtedness of the Borrower or any of its other Subsidiaries to the extent such Indebtedness is otherwise permitted hereunder; provided, however, that no such guarantees shall be allowed with respect to the Indebtedness referred to in Section 6.01(a)(vii).

        Indebtedness existing on the date of this Agreement and described on Schedule 6.01 attached hereto;

        "Mark to market" exposure resulting from any Swap Agreement entered into for protection against interest rate risks, and not for speculative purposes;

        Subordinated Debt under the Convertible Subordinated Debt Facility;

        purchase money Indebtedness and Capital Lease Obligations in an aggregate amount not exceeding, at any one time outstanding, $2,000,000;

        other indebtedness in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding; and

        extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof.

      The Borrower will not, nor will it permit any other Loan Party to, issue any preferred stock or other preferred Equity Interests after the Effective Date, other than preferred stock or preferred Equity Interests issued by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower pursuant to any merger permitted by Section 6.03.

    Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts receivable) or rights in respect of any thereof, except:

        Liens securing the Revolving Credit Facility;

        Liens securing the Obligations;

        Liens listed on Schedule 6.02 attached hereto; and

        Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement; provided that such Liens only encumber the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness; and

        Permitted Encumbrances.

    Fundamental Changes.

      The Borrower will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, other than in connection with acquisitions permitted under Section 6.16 hereof, except that, so long as no Default or Event of Default exists or would occur after giving effect thereto, any Subsidiary of the Borrower may merge with or into any other Subsidiary of the Borrower or into the Borrower (except that if the Borrower is a party to any such merger, the Borrower must be the survivor).

      The Borrower will not, and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

    Investments, Loans, Advances and Guarantees. The Borrower will not, and will not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:

      Permitted Investments;

      loans or advances made by the Borrower to any of the Borrower's Subsidiaries and loans or advances made by any of the Borrower's Subsidiaries to the Borrower or any of its other Subsidiaries;

      loans or advances by the Borrower or any of its Subsidiaries to their respective employees in the ordinary course of business, not to exceed $500,000 in the aggregate at any one time outstanding;

      Accounts receivable owned by the Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

      Guarantees constituting Indebtedness permitted by Section 6.01;

      creation of additional Subsidiaries in compliance with Section 6.12;

      trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

      Capital Expenditures made by the Borrower and its Subsidiaries in connection with their respective businesses to the extent permitted by Section 6.13;

      investments under Swap Agreements permitted by Section 6.07;

      acquisitions permitted by Section 6.16;

      acquisition of loans which are fully guaranteed by the Borrower or any of its Subsidiaries (to the extent such guaranties are permitted under this Agreement);

      investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

      other investments, loans or advances not otherwise permitted by this Section 6.04 not to exceed $2,000,000 in the aggregate at any one time outstanding.

    Asset Sales. The Borrower will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

      sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

      sales, transfers and dispositions by the Borrower to any of its Subsidiaries or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

      any other sales, transfers and dispositions of any Scheduled Properties or Excluded Properties (other than Store Number 25 in Corpus Christi, Texas) so long as the Net Proceeds attributable thereto are applied as required by Section 2.09 hereof;

      any other sales, transfers and dispositions of any properties (other than Scheduled Properties and Excluded Properties) (other than Store Number 25 in Corpus Christi, Texas) so long as the Net Proceeds attributable thereto are applied as required by Section 2.09 of the Revolving Credit Facility; provided, however, that, as a condition precedent to any such sale, transfer or other disposition, Borrower shall deliver to Administrative Agent evidence reasonably acceptable to Administrative Agent and the Required Lenders that the proceeds of such sale, transfer or other disposition shall be equal to or greater than ninety percent (90%) of the appraised value for the applicable property set forth on Schedule 6.05 hereto;

      a sale of the Corporate Headquarters; and

      other sales by the Borrower or any of its Subsidiaries which do not exceed $5,000,000 in any applicable fiscal year or $10,000,000 in the aggregate from and after the Effective Date;

    provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made to unaffiliated third parties for fair value and, except for sellers' notes not exceeding twenty percent (20%) of the sales price and which constitute investments permitted under Section 6.04 hereof, solely for cash consideration.

    Sale and Leaseback Transactions. Except as permitted under the provisions of Sections 6.05 and 6.14, the Borrower will not, and will not permit any other Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

    Swap Agreements. The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreement except as approved by the Required Lenders and the Administrative Agent (such approval not to be unreasonably withheld).

    Restricted Payments. The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of common stock, (ii) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their capital stock and (iii) the Borrower may make Permitted Equity Issuances and (iv) the Borrower may declare and pay Restricted Payments in respect of the Subordinated Debt and such other payments or prepayments of Subordinated Debt as may be permitted under the terms and provisions of the Subordination and Intercreditor Agreement or any other Subordination Agreement on the date hereof relating to such Subordinated Debt.

    Transactions with Affiliates. The Borrower will not, nor will it permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Loan Party not involving any other Affiliate, (c) transactions described on Schedule 6.09 attached hereto, and (d) any Restricted Payment permitted by Section 6.08.

    Restrictive Agreements. The Borrower will not, nor will it permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Borrower to pay dividends or other distributions with respect to any shares of its capital stock or membership interests or to make or repay loans or advances to the Borrower or any other Subsidiary of Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of Borrower; provided that the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document or by the documents or agreements evidencing the Revolving Credit Facility.

    Amendment of Material Documents. The Borrower will not, nor will it permit any other Loan Party to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document except as permitted pursuant to the applicable subordination provisions set forth in such Subordinated Debt Document or as permitted in any related intercreditor agreement, or (b) its organizational documents in any manner adverse to the Lenders.

    Additional Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, form or acquire any Subsidiary after the Effective Date except that Borrower or any of its Subsidiaries may form, create or acquire a wholly-owned Subsidiary incorporated in a state within the United States so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, Borrower) shall execute and deliver a Guaranty (or, at the option of Administrative Agent, a joinder to the Guaranty executed concurrently herewith) and such Security Documents as the Administrative Agent or the Required Lenders may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents, and (c) Administrative Agent is given at least fifteen (15) Business Days' prior notice of such formation, creation or acquisition.

    Capital Expenditures. The Borrower will not, and will not permit any other Loan Party to, permit the aggregate amount of all Capital Expenditures for Borrower and the other Loan Parties during any fiscal year of the Borrower to exceed Permitted Annual Capital Expenditures plus, for fiscal years beginning on August 28, 2004 and later, fifty percent (50%) of any unused availability for Capital Expenditures from the immediately preceding fiscal year (but not from any earlier year). Acquisitions permitted under the terms and provisions of Section 6.16 hereof shall not be treated as Capital Expenditures for purposes of this Section.

    Lease Expense. The Borrower will not, and will not permit any other Loan Party to, enter into any lease agreement (other than capital leases giving rise to Capital Lease Obligations) if, after giving effect to such new lease agreement, consolidated annual rental expense of the Borrower and its Subsidiaries attributable to leases (other than capital leases giving rise to Capital Lease Obligations) would exceed $8,000,000.

    Scheduled Properties. Borrower may not amend or revise the listing of properties set forth on Schedule 2.09 without the prior written consent of the Administrative Agent and the First Lien Agent; provided, however, that (x) only prior written notice to the Administrative Agent and the First Lien Agent (without any necessity for any consent by the Administrative Agent or the First Lien Agent) shall be required for the transfer of any Excluded Property (other than Store Number 25 in Corpus Christi, Texas) to Schedule 2.09 or for the transfer of the office building currently owned by Borrower to Schedule 2.09 and (y) the Administrative Agent and the First Lien Agent shall not unreasonably withhold its consent to the replacement of one or more of the properties set forth on Schedule 2.09 with another property owned by Borrower or any of its Subsidiaries (other than the office building currently owned by Borrower) so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) the properties proposed to be removed from Schedule 2.09 shall have a value, as determined by each of the Administrative Agent and the First Lien Agent in its reasonable discretion, less than or equal to the properties which will be added to Schedule 2.09; and (c) the aggregate value, based on the appraisal valuations for any applicable properties conducted before the date of this Agreement or, if no such appraisal is available, as determined by each of the Administrative Agent and the First Lien Agent in its reasonable discretion, of all properties removed from Schedule 2.09 after the Effective Date shall not exceed $4,500,000.

    Acquisitions. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction or series of transactions for the purposes of acquiring all or a substantial portion of the assets, property and/or equity interests in and to any Person other than the acquisition by the Borrower or any Loan Party of all (but not less than all) of the equity interests in and to (which may be way of a merger with and into the Borrower or another Loan Party so long as the Borrower or the applicable Loan Party is the surviving entity), or all or a substantial portion of the assets, property and/or operations of, any Person provided, that the aggregate consideration paid by the Borrower and the other Loan Parties, in the aggregate from and after the Effective Date, in connection with such acquisitions shall not exceed (i) $5,000,000 until such time as the Total Leverage Ratio is less than 3.00 to 1.00 and the unpaid principal balance of the Term Loans is less than or equal to $15,000,000 and (ii) $15,000,000 at any time thereafter;

      no Default or Event of Default shall have occurred and be continuing or, on a pro forma basis, would reasonably be expected to result from such acquisition;

      such acquisition is of a Person in the restaurant business (or of assets used the restaurant business);

      the Borrower can demonstrate, on a pro forma basis, after giving effect to such acquisition that the Total Leverage Ratio does not exceed 3.50 to 1.00;

      no such acquisition may occur until such time as the unpaid principal balance of the Term Loans is less than or equal to $20,000,000;

      the Borrower demonstrates to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the applicable acquisition, the sum of the amounts available for borrowing under this Agreement plus cash and cash equivalents owned by Borrower and its Subsidiaries shall equal or exceed (i) $10,000,000 at all such times as the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 and (ii) $7,000,000 at all such times as the Total Leverage Ratio is less than 3.00 to 1.00;

      the Borrower shall have delivered (or caused to be delivered) to the Administrative Agent and the Lenders such other documents as may be reasonably requested by the Administrative Agent or the Required Lenders in connection with such acquisition; and

      if any applicable acquisition provides for consideration in an amount greater than $5,000,000, then the following additional conditions shall apply:

        the Borrower shall have delivered (or caused to be delivered) to the Lenders, not less than fifteen (15) Business Days prior to the proposed closing date of the acquisition, a description of the acquisition (including, without limitation, a description of the Person or assets to be acquired, the purchase price, the manner of acquisition, the payment structure and any other terms and conditions reasonably required by the Administrative Agent or the Required Lenders) and a draft copy of the purchase agreement, merger agreement or similar governing document (including schedules thereto to the extent such schedules are then available and relate to the Borrower's compliance with this Agreement, but excluding exhibits) with respect to the acquisition;

        the Borrower shall have delivered (or caused to be delivered) to the Lenders, not less than fifteen (15) Business Days prior to the proposed closing date of the acquisition, the historical financial statements of the Person to be acquired, if applicable, for the most recent two (2) year period and the most recent interim financial statements of the Person to be acquired;

        the Borrower shall have delivered (or caused to be delivered) to the Lenders, not less than fifteen (15) Business Days prior to the proposed closing date of the acquisition, a projected income statement, statement of cash flows and balance sheet (including, without limitation, a summary of assumptions and pro forma adjustments made in connection therewith) of the Person to be acquired, if applicable, prepared on a quarterly basis for the ensuing three (3) year period;

        concurrently with the closing of the applicable acquisition, the Borrower shall have delivered (or caused to be delivered) to the Lenders all documents required pursuant to Section 6.12 hereof; and

        the Borrower shall deliver (or caused to be delivered) to the Lenders, promptly after the closing date of the acquisition, (i) the final purchase agreement, merger agreement or similar governing document (including schedules and exhibits thereto) with respect to the acquisition, (ii) copies of all opinions of counsel to the seller and/or the Person to be acquired which are delivered in connection with the acquisition and (iii) evidence of the approval of the acquisition by the board of directors or equivalent governing body (or the shareholders) of the seller and/or or the Person to be acquired.

  Events of Default

  If any of the following events (each an "Event of Default") shall occur:

      the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (including any mandatory prepayment under Section 2.09(c)) or otherwise;

      the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

      any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document (other than projections) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03(b), 5.07, 5.11, 5.12 or 5.13 or in Article VI;

      the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of 10 days.

      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower becoming aware of such failure and (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

      the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and the same shall continue beyond all applicable grace periods;

      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

      the Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

      one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or any other Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party to enforce any such judgment;

      an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

      any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, and the same shall not be fully cured within 30 days after notice thereof to the Borrower by the Administrative Agent or the Required Lenders, or any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

      a Change in Control shall occur; or

      Christopher J. Pappas and Harris J. Pappas shall fail to both be involved in the business of the Borrower (which involvement may be satisfied by such Person either serving as an executive officer active in the day-to-day business of the Borrower or serving on the board of directors of the Borrower, although at least one of the two shall be an executive officer active in the day-to-day business of the Borrower) and replacement individual(s) reasonably acceptable to Administrative Agent, shall not become involved (as described above) within 120 days after the first date upon which Christopher J. Pappas or Harris J. Pappas (as applicable) shall cease to be so involved;

  then, and in every such event (other than an event with respect to the Borrower described in clauses (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders and shall, at the request of the Required Lenders, by notice to the Borrower declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

  The Administrative Agent

      Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

      If the Administrative Agent also becomes a Lender hereunder, the bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

      The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

      The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

      The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

      Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

      Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

  Miscellaneous

    Notices.

      Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy and promptly followed by registered mail, as follows:

        if to the Borrower, to it at 2211 Northeast Loop 410, San Antonio, Texas 78217, Attention: Peter Tropoli, General Counsel, (Telecopy No. (713) 863-0523;

        if to the Administrative Agent, to Guggenheim Corporate Funding, LLC, 135 East 57th Street, New York, New York 10022, Attention: Todd Hearle (Telecopy No. 212-644-8107);

        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

    Waivers; Amendments.

      No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

      Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Term Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) or (vi) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (B) no consent of the Administrative Agent or any Lender shall be required to release any Lien or security interest on any asset or Property of the Borrower or any of its Subsidiaries in connection with a sale, transfer or disposition of such asset or Property made in compliance with this Agreement.

    Expenses; Indemnity; Damage Waiver.

      The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

      The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.

      To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent. For purposes hereof, a Lender's "pro rata share" shall be determined based upon (without duplication) its share of the sum of the total Term Loans outstanding at such time.

      To the extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

      All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

    Successors and Assigns.

      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, (except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it).

        Assignments shall be subject to the following additional conditions:

            no Lender shall assign any portion of the Term Loans to any Competitor, General Electric Capital Corporation or Cerberus Partners, LP or any Affiliate of any of them;

            provided that no Event of Default has occurred and is continuing, prior written notice to the Borrower in the case of any assignment other than in the case of an assignment (i) by any Lender to any other existing Lender or (ii) by any Lender to any Affiliate of such Lender;

            except in the case of an assignment to any Lender or an Affiliate of any Lender or an assignment of the entire remaining amount of the assigning Lender's Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) (A) shall not be less than (i) $[100,000] in the case of an assignment by any Lender to any other existing Lender or by any Lender to an Affiliate of such Lender, or (ii) $3,000,000, in the case of any other assignment and (B) (i) in the case of any assignment by any Lender other than Guggenheim, shall not result in such Lender and its Affiliates holding Term Loans in an aggregate amount which is less than $3,000,000 and (ii) in the case of any assignment by Guggenheim or any of its Affiliates shall not result in Guggenheim and its Affiliates holding Term Loans in an aggregate amount which is less than fifty one percent (51%) of the aggregate unpaid principal balance of the Term Loans unless, in each case, each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement including the Term Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

        A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof.

    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

    Governing Law; Jurisdiction; Consent to Service of Process.

      This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

      The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of each court of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

      The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

    Interest Rate Limitation. Borrower and the Lenders intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Term Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Term Notes. In no event shall Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Term Notes at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Ceiling Rate. If the term of any Term Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower's obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUBY'S, INC. a Delaware corporation

By:	/s/Christopher J. Pappas

Christopher J. Pappas, President and Chief Executive Officer

Tax ID Number: 74-1335253

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent

By:	/s/Todd Hearle

Name:	Todd Hearle

Title:	Attorney in Fact

UPPER COLUMBIA CAPITAL, LLC, as Lender

By:	/s/Adrian Duffy

Name:	Adrian Duffy

Title:	Manager

Schedule 2.01
Term Commitments
Lender	Term Commitment
Upper Columbia Capital Company, LLC	$27,900,000